Exhibit 10.1

June 9, 2006

William Ellis

176 Paramount Dr

Sedona, AZ 86336-6678

Dear Bill,

The Brookstone Company and I are extremely pleased to offer you the position of Vice President of Business Development, pursuant to an Employment Agreement being developed. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

•	You are joining Brookstone as Vice President of Business Development, reporting directly to Louis Mancini, President and Chief Executive Officer.

•	Your start date will be in June 2006.

•	Your base salary will be $3,577 per week ($186,000.00 annualized).

•	You will participate in our Management Incentive Bonus (MIB) program as outlined in your Employment Agreement. The Bonus will be based upon overall Corporate EBITDA and Sales results.

•	You will be granted a Class B Interest Award as outlined in the Restricted Interest Award Agreements.

•	Brookstone will bear the reasonable cost of temporary housing accommodations for you and your family for a period of 90 days.

William Ellis, page 2.

•	Brookstone will pay for two house-hunting trips to New Hampshire or Massachusetts for you and your spouse/partner.

•	When you relocate, Brookstone will bear the reasonable cost of packing and moving your household. Storage of household goods is at the Associates’ expense. We will supply you with the names of two companies to give you estimates.

•	Brookstone will reimburse you for usual closing costs and legal expenses involved in purchasing your new home in New Hampshire or Massachusetts, including up to two mortgage points.

•	Brookstone does not pay real estate fees for either the selling of your old home or purchase of your new home.

•	The maximum amount that Brookstone will pay toward your relocation is $35,000; this includes temporary housing, the physical move of your household goods and the legal expenses and closing costs on your new home. During your new Associate orientation, you will be asked to sign a “Relocation Expense Payment Agreement.”

•	Once you purchase a new home the Company will:

a)	During the 1st six months after the purchase of your new home, pay 100% of property taxes, homeowners insurance, and interest payments on your home in Arizona if it has not been sold.

b)	During the next six months (months 7-12) pay 75% of property taxes, homeowners insurance, and interest payments on your home in Arizona if it has not been sold.

c)	There will be no further reimbursement if your home in Arizona is not sold within 12 months after the purchase of your new home.

William Ellis, page 3.

•	You will receive incidental pay for one week when you move into your new home. Please advise the VP of Human Resources when this takes place.

•	You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business

•	You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

•	You will become eligible for coverage under the medical plan following 30 days of employment. Single coverage costs $20.14 per week, two-person coverage $36.26 per week, and family coverage is $54.39 per week.

•	You will become eligible for coverage under the dental plan, following 30 days of employment. Single coverage costs $6.49 per month, two person coverage $11.69 per month, and family coverage is $17.53 per month.

•	You are eligible to participate in our Flexible Spending Dependent Care and Unreimbursed Medical Accounts following 30 days of employment.

•	As a Salaried Associate, you are eligible for group term life insurance which pays a benefit equal to 200% of your annual base earnings (up to $650k), double indemnity, upon employment. Brookstone pays the premium for this policy.

•	You will become eligible for Short Term Disability plan benefits upon employment. You will become eligible for Long Term Disability insurance coverage the first of the month after 30 days of employment. Brookstone pays the premium for this policy.

William Ellis, page 4.

•	You will become eligible for enrollment in the Company’s 401(k) after 90 days continuous service.

On an annual basis, Brookstone matches 100% of the first 2% of a participant’s compensation contributed to the 401(k) plan. You will be eligible to accrue a matching contribution after completing one year of service. Once paid, you are immediately vested in any matching contribution.

•	Immediately upon your date of hire you are eligible to receive a 30% discount off of the retail price of Brookstone merchandise.

•	Based on your date of hire, you are eligible for 2 weeks of vacation in 2006.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,

Louis Mancini

President & CEO

William Ellis	Date